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                                                                   Exhibit 99.1



                               [MESA LETTERHEAD]

                                  NEWS RELEASE



FOR IMMEDIATE RELEASE                                      CONTACT:  JAY ROSSER
June 25, 1996                                                    (214) 402-7019


                MESA STOCKHOLDERS APPROVE EQUITY TRANSACTION

     APPROVAL REPRESENTS FIRST PHASE OF TOTAL CORPORATE RECAPITALIZATION


         (IRVING, TEXAS) -- MESA Inc. stockholders today approved the issuance of $265 million in new convertible preferred stock, the first phase of a total corporate recapitalization effort proposed by the company.

         During the special meeting, stockholders also rejected a proposed 1-for-4 reverse stock split.

         Approval of the equity issuance followed remarks by MESA Chairman and CEO Boone Pickens in which he said the company should report a profit in the second quarter of 1996, the company's first consecutive quarterly profit since the fourth quarter of 1988 and the first quarter of 1989.

         A partnership controlled by Richard Rainwater will purchase $133 million of the new convertible preferred stock in the equity offering and will purchase any stock not acquired by MESA stockholders in a planned $132 million rights offering.

         In connection with the equity purchase, the Rainwater group will gain four of seven seats on MESA's board of directors.

         In the rights offering, open to stockholders of record as of July 3, 1996, holders of common stock will receive .912 rights per share of common stock held, with each right entitling

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the holder to purchase one share of new Series A preferred stock for $2.26, the same price at which the Rainwater group will purchase its shares.

          No fractional rights or cash in lieu of fractional rights will be distributed, and the number of rights distributed to each record holder will be rounded up to the nearest whole number.

          The rights will include transferrable certificates that can be traded on the New York Stock Exchange under the symbol MXPPrA-RT. In the rights offering, holders of rights may either exercise the right to purchase the preferred stock or sell those rights on the open market. The inherent value of the rights will be lost if they are not exercised or sold.

           MESA's 1996 Annual Meeting is scheduled for July 30.


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           (Copies of MESA news releases issued during the past 12 months are available for retrieval on MESA's Internet home page: http://www.mesainc.com)




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